Exhibit 99.1

QPAGOS Reports Robust Revenue Growth in a Positive Start to 2018

Mexico City, May 23, 2018 – QPAGOS (QPAG: OTCQB) starts 2018 with strong revenue growth in the first quarter, as reported yesterday in company’s filed 10Q.

Revenues for the three months were $ 1,464,789, a 58% increase over the same quarter in 2017, and a 37% increase of the recent quarter ended in December 2017.

During the first quarter, the company continued to expand its portfolio of payment services, as well as expanded into new locations, including several municipalities in the state of Queretaro, which contributed to drive revenue growth. As a result, the company’s customer collections grew over 100% as compared to the same quarter in 2017.

“We’re excited with our first quarter revenue growth as we implemented our strategy to position QPAGOS in Mexico’s expanding electronic payments sector,” said Gaston Pereira, President and CEO of QPAGOS. “We also have continued to incorporate leading service providers in the country in our payment gateway, including exciting new services like Pronosticos, the leading electronic games by the Mexico’s Lottery system.”

ABOUT QPAGOS

United States based QPAGOS offers cutting edge digital payment services for consumers and service providers in Mexico where 60% of the adult population does not have a bank account and where 95% of consumer purchase are made in cash. It operates a network of self-service kiosks and applications offering alternative payment more convenient for consumers and a more efficient billing platform for service providers. (www.qpagos.com)

SAFE HARBOR STATEMENT

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statement of historical fact contained in this press release are forward-looking statements. In some case, forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “can,” “continue,” “could,” “estimate, “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” or “will” or the or the negative of these terms or other comparable terminology and include statements regarding implementing our strategy to position QPAGOS in Mexico’s expanding electronic payments sector and continuing to incorporate the leading service providers in the country in our payment gateway . These forward-looking statements are based on expectations and assumptions as of the date of the press release and are subject to a number of risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectation include, among others, our ability to position QPAGOS in Mexico’s expanding electronic payments sector and continue to incorporate the leading service providers in the country in our payment gateway and the other risks outlined under “Risk Factors” in QPAGOS’ Current Report on Form 8-K dated May 13, 2016 and its other filings with the SEC, including subsequent periodic reports on Forms 10-Q, 10-K and 8-K. The information in this release is provided only as of the date of this release, and QPAGOs does not undertake any obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

For investor inquiries please call (888) 238-1466 (+1-881-238-1466 for international callers) or email investors@qpagos.com

For business inquiries please call (844) 470-5531 or email info@qpagos.com